SEC FILE NO. 70-7926










                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549







                             CERTIFICATE PURSUANT TO

                                     RULE 24

                            OF PARTIAL COMPLETION OF

                                  TRANSACTIONS












                                    GPU, INC.
                      JERSEY CENTRAL POWER & LIGHT COMPANY
                           METROPOLITAN EDISON COMPANY
                          PENNSYLVANIA ELECTRIC COMPANY

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



--------------------------------------------:
             In the Matter of               :
                                            :
GPU, Inc.                                   :
Jersey Central Power & Light Company        : Certificate Pursuant
Metropolitan Edison Company                 : To Rule 24 of
Partial  Pennsylvania Electric Company      : Completion of
Transactions                                :
                                            :
             File No. 70-7926               :
                                            :
(Public Utility Holding Company Act of 1935):
--------------------------------------------:


To the Members of the Securities and Exchange Commission:


          The undersigned,  GPU, Inc.  (formerly known as General Public

Utilities Corporation) ("GPU"),  Jersey Central Power & Light Company ("JCP&L"),

Metropolitan  Edison  Company  ("Met-Ed")  and  Pennsylvania   Electric  Company

("Penelec"),  collectively referred to as the "GPU Companies", do hereby certify pursuant  to Rule 24 of the  General  Rules and  Regulations  under  the  Public

Utility Holding Company Act of 1935, that certain of the  transactions  proposed in the Declaration, as amended, filed in SEC File No. 70-7926, have been carried out in  accordance  with the  terms  and  conditions  of,  and for the  purposes requested in, said  Declaration and pursuant to the  Commission's  Order,  dated

March 18, 1992, and  Supplemental  Orders,  dated October 26, 1994, and July 17,

1996, with respect to said Declaration, as follows:

          1. During the period October 1, 1997 through  December 31,

1997, the GPU Companies issued no promissory notes representing borrowings under the Amended and Restated Credit Agreement, dated as of July 3, 1996, as amended including by Amendment No. 1 dated as of March

31,  1997,  among the GPU  Companies;  the banks  named  therein,  and The Chase

Manhattan Bank, N.A., as Administrative  Agent,  Citibank  Securities,  Inc., as

Syndication Agent, and Citicorp Securities, Inc. and Chase Securities,  Inc., as

Arrangers, and no such borrowings were outstanding thereunder at such date.

               2. At the close of business on September 30, 1997, JCP&L,

      Met-Ed and Penelec had outstanding  unsecured short-term  promissory notes issued as commercial paper as follows:


           Company                           Amount
           -------                           ------

           JCP&L                           $         0
           Met-Ed                           41,200,000
           Penelec                          50,300,000


               3.  During the period October 1,1997 through December

31, 1997, JCP&L, Met-Ed, and Penelec issued and sold (and paid at maturity where such  commercial  paper  matured  on or  before  December  31,  1997)  unsecured short-term promissory notes as commercial paper as follows:


JCP&L
-----

Date of Issuance           Maturity Date          Amount
----------------           -------------          ------

10/02/97                    10/09/97             $14,400,000
10/06/97                    10/09/97               9,300,000
10/09/97                    10/16/97              17,400,000
10/10/97                    10/17/97              18,800,000
10/14/97                    10/21/97              15,900,000
10/20/97                    10/27/97              21,200,000
10/30/97                    11/12/97               8,400,000
10/31/97                    11/14/97              40,900,000
11/13/97                    11/20/97               9,100,000
11/14/97                    11/19/97              20,000,000
11/14/97                    11/21/97              19,900,000
12/02/97                    12/09/97              12,500,000
12/31/97                    01/14/98              19,500,000

Met-Ed
------

Date of Issuance              Maturity Date            Amount
----------------              -------------            ------

10/01/97                        10/02/97             $12,200,000
10/02/97                        10/09/97              11,400,000
10/06/97                        10/07/97              30,300,000
10/07/97                        10/08/97              10,000,000
10/07/97                        10/14/97              17,400,000
10/08/97                        10/15/97              23,300,000
10/09/97                        10/16/97              11,500,000
10/10/97                        10/17/97              12,900,000
10/14/97                        10/21/97              13,400,000
10/15/97                        10/22/97               6,300,000
10/17/97                        10/24/97              13,300,000
10/20/97                        10/27/97               7,600,000
10/21/97                        10/28/97              10,300,000
10/23/97                        10/30/97               7,800,000
10/24/97                        10/31/97               8,900,000
10/27/97                        11/03/97               9,500,000
10/29/97                        11/05/97               6,400,000
10/30/97                        11/13/97               6,200,000
10/31/97                        11/14/97              20,400,000
11/03/97                        11/10/97              15,400,000
11/07/97                        11/12/97               5,500,000
11/10/97                        11/17/97              11,700,000
11/13/97                        11/20/97               3,700,000
11/14/97                        11/19/97              14,400,000
11/19/97                        11/24/97              16,200,000
11/20/97                        11/21/97               4,900,000
11/20/97                        11/28/97               5,000,000
11/24/97                        12/01/97               8,600,000
11/24/97                        12/08/97               8,000,000
11/25/97                        12/02/97              16,500,000
11/26/97                        12/10/97              14,000,000
11/26/97                        12/12/97              15,500,000
12/01/97                        12/08/97               8,000,000
12/03/97                        12/04/97               8,500,000
12/04/97                        12/05/97              12,900,000
12/05/97                        12/11/97              13,400,000
12/08/97                        12/15/97              11,200,000
12/09/97                        12/16/97              17,200,000
12/10/97                        12/17/97              16,200,000
12/11/97                        12/18/97               3,000,000
12/12/97                        12/19/97               3,700,000
12/15/97                        12/23/97              21,100,000
12/16/97                        12/30/97              13,000,000
12/18/97                        12/31/97              10,500,000
12/22/97                        12/29/97               9,800,000
12/23/97                        12/30/97              16,900,000
12/31/97                        01/07/98              18,500,000

Penelec
-------

Date of Issuance           Maturity Date              Amount
----------------           -------------              ------

10/01/97                       10/08/97             $ 6,800,000
10/02/97                       10/09/97              14,600,000
10/06/97                       10/07/97              31,700,000
10/07/97                       10/08/97              10,000,000
10/08/97                       10/15/97              14,000,000
10/09/97                       10/16/97              21,800,000
10/10/97                       10/17/97              12,300,000
10/14/97                       10/21/97              14,200,000
10/15/97                       10/22/97               6,500,000
10/16/97                       10/23/97              19,300,000
10/17/97                       10/24/97              11,000,000
10/20/97                       10/27/97              13,500,000
10/21/97                       10/28/97              12,700,000
10/23/97                       10/30/97              16,900,000
10/24/97                       10/31/97               9,200,000
10/27/97                       11/03/97              13,700,000
10/28/97                       11/04/97              10,000,000
10/29/97                       11/05/97              14,700,000
10/30/97                       11/13/97              14,600,000
10/31/97                       11/14/97              21,100,000
11/04/97                       11/12/97               8,100,000
11/07/97                       11/12/97               8,800,000
11/10/97                       11/17/97              13,300,000
11/12/97                       11/19/97              24,800,000
11/13/97                       11/20/97              11,700,000
11/14/97                       11/21/97              21,300,000
11/19/97                       11/24/97               9,100,000
11/20/97                       11/28/97               8,300,000
11/21/97                       11/25/97              11,000,000
11/21/97                       11/28/97              10,500,000
11/24/97                       12/01/97              10,300,000
11/24/97                       12/08/97              10,000,000
11/25/97                       12/02/97              16,000,000
11/26/97                       12/10/97              19,100,000
11/28/97                       12/09/97               1,500,000
11/28/97                       12/12/97              11,000,000
12/01/97                       12/08/97              11,300,000
12/02/97                       12/03/97              10,000,000
12/02/97                       12/09/97               7,500,000
12/03/97                       12/04/97               9,700,000
12/04/97                       12/05/97               4,600,000
12/05/97                       12/11/97              15,500,000
12/08/97                       12/15/97              17,500,000
12/09/97                       12/16/97              19,700,000
12/10/97                       12/17/97              17,300,000
12/11/97                       12/18/97              14,200,000
12/12/97                       12/19/97              13,600,000
12/15/97                       12/23/97              18,400,000
12/16/97                       12/30/97              15,700,000
12/18/97                       12/31/97               2,200,000
12/19/97                       12/26/97              11,600,000

Penelec continued-

Date of Issuance           Maturity Date              Amount
----------------           -------------              ------

12/22/97                       12/29/97             $10,700,000
12/23/97                       12/29/97               7,600,000
12/23/97                       12/30/97               7,000,000
12/31/97                       01/07/98              16,800,000




         To summarize  the above  transactions,  at December  31,  1997,  JCP&L,

Met-Ed and Penelec had outstanding  unsecured short-term promissory notes issued as commercial paper as follows:

                  Company                             Amount
                  -------                             ------

                  JCP&L                           $ 19,500,000
                  Met-Ed                            18,500,000
                  Penelec                           16,800,000

         4. At the close of business on September  30, 1997,  the GPU  Companies

had  outstanding   unsecured  short-term   promissory  notes  representing  bank

borrowings under informal bank lines, as follows:

                  Company                            Amount
                  -------                            ------

                  GPU                            $ 79,300,000
                  JCP&L                           106,800,000
                  Met-Ed                           23,900,000
                  Penelec                          33,300,000

         During the period  October 1, 1997 through  December 31, 1997,  the GPU

Companies issued unsecured  promissory notes  representing bank borrowings under informal bank lines of credit as follows:

GPU
---

Issue
Date                Bank                                Amount       Maturity
----                ----                                ------       --------

10/01/97         Bank of New York                     $16,900,000    10/02/97
10/01/97         Chase Manhattan Bank                   5,900,000    10/07/97
10/01/97         Summit Bank                           12,300,000    10/08/97
10/02/97         Banca Popolare di Milano               7,900,000    10/09/97
10/02/97         Union Bank of Switzerland              9,000,000    10/09/97
10/03/97         Summit Bank                            7,700,000    10/10/97
10/06/97         Bank of New York                      14,100,000    10/07/97
10/07/97         Chase Manhattan Bank                  20,000,000    10/20/97
10/08/97         Summit Bank                           12,300,000    10/15/97
10/09/97         Banca Popolare di Milano               7,900,000    10/16/97
10/09/97         Fuji Bank                              9,000,000    10/16/97
10/10/97         Merchants National Bank of Bangor        700,000    10/24/97
10/10/97         Summit Bank                            7,700,000    10/17/97
10/14/97         Banca Popolare di Milano              18,600,000    10/21/97
10/14/97         Bank of New York                       2,000,000    10/15/97
10/15/97         Bank of New York                       2,000,000    10/16/97
10/15/97         Summit Bank                           12,300,000    10/22/97
10/16/97         First Union National Bank             19,000,000    10/23/97
10/17/97         Summit Bank                            7,700,000    10/24/97
10/20/97         Chase Manhattan Bank                  20,000,000    10/27/97
10/21/97         Banca Popolare di Milano              18,700,000    10/28/97
10/22/97         Summit Bank                           12,300,000    10/29/97
10/23/97         First Union National Bank             19,000,000    10/30/97
10/24/97         Bank of New York                       8,400,000    10/27/97
10/27/97         Banca Popolare di Milano              11,300,000    11/03/97
10/27/97         Chase Manhattan Bank                  10,000,000    11/03/97
10/27/97         Summit Bank                            7,700,000    11/03/97
10/28/97         Banca Popolare di Milano              18,700,000    11/04/97
10/28/97         Merchants National Bank of Bangor        100,000    11/12/97
10/29/97         Summit Bank                           12,300,000    11/05/97
10/30/97         Fuji Bank                             19,000,000    11/06/97
11/03/97         CoreStates Bank                        9,000,000    11/10/97
11/03/97         Morgan Guaranty Trust                 20,000,000    11/24/97
11/04/97         Banca Popolare di Milano              18,900,000    11/12/97
11/05/97         Chase Manhattan Bank                  20,000,000    11/18/97
11/05/97         First Union National Bank             22,200,000    11/12/97
11/05/97         Summit Bank                           20,000,000    11/19/97
11/06/97         Bank of New York                      19,000,000    11/07/97
11/07/97         Fuji Bank                             19,000,000    11/14/97
11/10/97         Banca Popolare di Milano               9,100,000    11/17/97
11/12/97         Banca Popolare di Milano              20,900,000    11/26/97
11/12/97         First Union National Bank             20,300,000    11/26/97
1/14/97          Bank of New York                       1,400,000    11/17/97
11/14/97         Fuji Bank                             20,000,000    11/21/97
11/17/97         Credit Agricole                       10,500,000    11/26/97
11/18/97         Bank of New York                       1,100,000    11/19/97
11/18/97         Chase Manhattan Bank                  19,000,000    11/25/97
11/19/97         Banca Popolare di Milano               9,100,000    11/26/97
11/19/97         Summit Bank                           12,000,000    11/26/97
11/20/97         Credit Agricole                        4,600,000    11/28/97

GPU continued-

Issue
Date              Bank                              Amount       Maturity
----              ----                              ------       --------

11/21/97          Bank of New York                1,100,000      11/24/97
11/21/97          Fuji Bank                      19,000,000      11/28/97
11/24/97          CoreStates Bank                 5,100,000      11/26/97
11/24/97          Johnstown Bank & Trust          8,000,000      12/01/97
11/24/97          Summit Bank                     8,000,000      12/01/97
11/25/97          Credit Agricole                19,000,000      12/02/97
11/26/97          Banca Popolare di Milano       21,500,000      12/10/97
11/26/97          Summit Bank                    12,000,000      12/17/97
11/28/97          Chase Manhattan Bank           22,300,000      12/12/97
12/01/97          Johnstown Bank & Trust          8,000,000      12/08/97
12/01/97          Summit Bank                     8,000,000      12/08/97
12/02/97          Bank of New York                9,100,000      12/09/97
12/02/97          Bank of New York               10,000,000      12/03/97
12/03/97          Bank of New York               10,000,000      12/04/97
12/04/97          Bank of New York               10,000,000      12/05/97
12/05/97          Sumitomo Bank                  10,000,000      12/11/97
12/08/97          Fuji Bank                       8,000,000      12/15/97
12/08/97          Summit Bank                     8,000,000      12/15/97
2/09/97           Fuji Bank                       3,000,000      12/16/97
12/09/97          Sumitomo Bank                   6,200,000      12/16/97
12/10/97          Banca Popolare di Milano       11,500,000      12/16/97
12/10/97          Banca Popolare di Milano       10,000,000      12/11/97
12/11/97          Banca Popolare di Milano       18,500,000      12/18/97
12/11/97          Sumitomo Bank                   1,600,000      12/18/97
12/12/97          First Union National Bank      22,300,000      12/19/97
12/15/97          Summit Bank                     8,000,000      12/29/97
12/15/97          Swiss Bank Corp.                9,200,000      12/22/97
12/16/97          Banca Popolare di Milano       11,500,000      12/23/97
12/16/97          Sumitomo Bank                   8,700,000      12/23/97
12/17/97          Summit Bank                    12,000,000      12/24/97
12/18/97          Banca Popolare di Milano        9,700,000      12/22/97
12/18/97          Sumitomo Bank                  10,000,000      12/31/97
12/19/97          First Union National Bank      22,300,000      12/26/97
12/22/97          Banca Popolare di Milano       15,000,000      12/29/97
12/22/97          Bank of New York                3,900,000      12/23/97
12/23/97          Fuji Bank                       9,100,000      12/30/97
12/23/97          Sumitomo Bank                  15,000,000      12/30/97
12/24/97          Credit Agricole                 6,100,000      12/26/97
12/24/97          Credit Agricole                 6,000,000      12/29/97
12/26/97          Banca Popolare di Milano       11,000,000      03/26/98
12/26/97          First Union National Bank      17,400,000      01/02/98
12/29/97          Banca Popolare di Milano       19,000,000      01/12/98
12/29/97          CIBC                           10,000,000      01/05/98
12/30/97          Bank of New York               17,000,000      01/08/98
12/30/97          PNC Bank                        7,200,000      01/09/98
12/31/97          PNC Bank                       10,000,000      01/07/98

JCP&L
-----

Issue
Date               Bank                             Amount        Maturity
----               ----                             ------        --------

10/01/97          Bank of New York               $ 1,700,000      10/02/97
10/03/97          Chase Manhattan Bank             7,400,000      10/07/97
10/03/97          Chase Manhattan Bank             7,300,000      10/06/97
10/06/97          Chase Manhattan Bank            20,000,000      10/07/97
10/07/97          Citibank                        15,000,000      10/20/97
10/07/97          Morgan Guaranty Trust            8,400,000      10/20/97
10/08/97          Mellon Bank                     18,400,000      10/15/97
10/15/97          Sumitomo Bank                   24,400,000      10/22/97
10/16/97          Morgan Guaranty Trust           11,600,000      10/23/97
10/17/97          Mellon Bank                     13,600,000      10/24/97
10/21/97          Citibank                        11,100,000      10/28/97
10/22/97          Morgan Guaranty Trust           13,000,000      11/12/97
10/22/97          Sumitomo Bank                    9,900,000      10/29/97
10/23/97          Chase Manhattan Bank             1,200,000      10/30/97
10/23/97          First Union National Bank        7,000,000      10/30/97
10/24/97          Chase Manhattan Bank            11,000,000      10/31/97
10/27/97          Chase Manhattan Bank             8,800,000      11/03/97
10/28/97          Chase Manhattan Bank             7,200,000      11/04/97
10/29/97          Chase Manhattan Bank             5,900,000      11/05/97
11/03/97          Chase Manhattan Bank            30,400,000      11/10/97
11/04/97          Banca Popolare di Milano         1,700,000      11/05/97
11/05/97          Bank of New York                 5,200,000      11/06/97
11/06/97          Bank of New York                 4,300,000      11/07/97
11/10/97          CoreStates Bank                  5,900,000      11/18/97
11/10/97          Mellon Bank                     15,000,000      11/17/97
11/12/97          Bank of New York                15,800,000      11/13/97
11/17/97          Bank of New York                 4,600,000      11/18/97
11/18/97          Chase Manhattan Bank             7,800,000      11/25/97
11/19/97          Sumitomo Bank                    9,200,000      11/24/97
11/19/97          Summit Bank                      8,000,000      11/24/97
11/20/97          Mellon Bank                     14,400,000      11/28/97
1/21/97           Chase Manhattan Bank            12,600,000      12/05/97
1/24/97           Bank of New York                 4,600,000      11/25/97
11/25/97          Bank of New York                 1,900,000      11/26/97
11/25/97          Citibank                        14,000,000      12/02/97
11/26/97          Chase Manhattan Bank            20,000,000      12/17/97
11/26/97          First Union National Bank       26,000,000      12/10/97
11/26/97          Swiss Bank Corp.                 6,000,000      12/12/97
11/28/97          Chase Manhattan Bank            11,000,000      12/16/97
11/28/97          Mellon Bank                      6,800,000      12/08/97
12/01/97          First Union National Bank        1,900,000      12/08/97
12/03/97          Bank of New York                 7,300,000      12/04/97
12/05/97          Citibank                        11,500,000      12/11/97
12/05/97          Mellon Bank                      7,700,000      12/12/97
12/09/97          Sumitomo Bank                    8,800,000      12/16/97
12/10/97          Bank of New York                11,500,000      12/11/97
12/10/97          Mellon Bank                     10,000,000      12/15/97
12/11/97          Citibank                         7,000,000      12/18/97

JCP&L continued-

Issue
Date                 Bank                          Amount          Maturity
----                 ----                          ------         --------

12/11/97          Sumitomo Bank                  $ 8,400,000      12/18/97
12/12/97          Bank of New York                10,000,000      12/15/97
12/12/97          Mellon Bank                      4,900,000      12/18/97
12/15/97          Bank of New York                18,800,000      12/29/97
12/15/97          First Union National Bank       20,800,000      12/26/97
12/15/97          Fuji Bank                       17,000,000      12/22/97
12/16/97          Chase Manhattan Bank            12,000,000      12/23/97
12/16/97          Sumitomo Bank                    6,300,000      12/23/97
12/17/97          Chase Manhattan Bank            19,900,000      12/24/97
12/17/97          Chase Manhattan Bank             1,000,000      12/24/97
12/18/97          Chase Manhattan Bank            10,000,000      12/31/97
12/18/97          Chase Manhattan Bank             4,700,000      12/30/97
12/19/97          Citibank                        14,200,000      12/22/97
12/22/97          Bank of New York                 9,300,000      12/23/97
12/22/97          Fuji Bank                        6,800,000      12/29/97
12/22/97          Mellon Bank                     10,000,000      12/24/97
12/22/97          Mellon Bank                     10,000,000      12/29/97
12/23/97          Chase Manhattan Bank             8,800,000      12/30/97
12/24/97          Chase Manhattan Bank            10,000,000      01/06/98
12/24/97          Chase Manhattan Bank            10,000,000      01/07/98
12/24/97          CoreStates Bank                 10,000,000      01/05/98
12/24/97          Credit Agricole                  3,500,000      12/30/97
12/26/97          First Union National Bank       16,600,000      01/05/98
12/29/97          Bank of New York                 1,700,000      12/30/97
12/29/97          Bank of Pennsylvania            15,000,000      01/09/98
12/29/97          CIBC                            10,000,000      01/08/98
12/30/97          Chase Manhattan Bank            15,000,000      01/08/98
12/30/97          PNC Bank                         9,200,000      01/09/98


Met-Ed
------

Issue
Date               Bank                          Amount        Maturity
----               ----                            ------        --------

10/03/97          Bank of New York               $10,000,000      10/06/97
10/03/97          Chase Manhattan Bank            10,800,000      10/08/97
10/16/97          Banca Popolare di Milano        10,200,000      10/23/97
10/22/97          Morgan Guaranty Trust            7,900,000      11/12/97
10/28/97          Citibank                         6,800,000      10/29/97
11/05/97          Bank of New York                10,700,000      11/06/97
11/06/97          Bank of New York                 8,700,000      11/07/97
11/12/97          Citibank                        11,800,000      11/25/97
11/17/97          Bank of New York                 8,100,000      11/18/97
11/18/97          Chase Manhattan Bank             7,600,000      11/25/97
11/21/97          Bank of New York                 3,600,000      11/24/97
11/26/97          Banca Popolare di Milano         6,000,000      12/10/97
11/28/97          Mellon Bank                      5,500,000      12/09/97
12/01/97          First Union National Bank          500,000      12/08/97
12/03/97          Bank of New York                 5,600,000      12/04/97

Met-Ed continued-

Issue
Date               Bank                                 Amount        Maturity
----               ----                                 ------        --------

12/11/97           Citibank                          $ 8,000,000      12/18/97
12/17/97           Chase Manhattan Bank               17,300,000      12/24/97
12/19/97           Bank of New York                    6,200,000      12/22/97
12/24/97           Credit Agricole                     5,200,000      12/29/97
12/24/97           Credit Agricole                    11,800,000      12/26/97
12/26/97           First Union National Bank           4,100,000      01/02/98
12/26/97           First Union National Bank           9,400,000      01/05/98
12/29/97           Chase Manhattan Bank                3,600,000      12/31/97
12/29/97           Summit Bank                         8,000,000      01/06/98
12/30/97           Chase Manhattan Bank               15,000,000      01/08/98
12/30/97           PNC Bank                           12,300,000      01/09/98



Penelec
-------

Issue
Date                Bank                                 Amount      Maturity
----                ----                                 ------      --------

10/03/97            Bank of New York                 $ 9,100,000      10/06/97
10/07/97            Morgan Guaranty Trust             18,600,000      10/20/97
10/15/97            Morgan Guaranty Trust             11,400,000      10/22/97
10/22/97            Merchants National Bank of Bangor    100,000      11/05/97
10/22/97            Morgan Guaranty Trust             10,000,000      11/12/97
10/22/97            Sumitomo Bank                     10,300,000      10/29/97
11/03/97            Chase Manhattan Bank               1,100,000      11/10/97
11/03/97            Citibank                          15,000,000      11/10/97
11/05/97            Bank of New York                  13,600,000      11/06/97
11/06/97            Banca Popolare di Milano          10,700,000      11/07/97
11/17/97            Banca Popolare di Milano           9,000,000      11/18/97
11/18/97            Chase Manhattan Bank               6,400,000      11/25/97
11/19/97            Sumitomo Bank                     15,800,000      11/24/97
11/28/97            First Union National Bank         14,500,000      12/09/97
12/04/97            Bank of New York                  12,900,000      12/05/97
12/17/97            Chase Manhattan Bank               5,100,000      12/24/97
12/17/97            First Union National Bank          9,200,000      12/24/97
12/18/97            Banca Popolare di Milano           8,800,000      12/22/97
12/24/97            Credit Agricole                    4,200,000      12/29/97
12/24/97            Credit Agricole                   10,000,000      12/26/97
12/26/97            First Union National Bank          7,700,000      01/02/98
12/26/97            Summit Bank                       12,000,000      01/05/98
12/29/97            Bank of New York                  15,000,000      01/12/98
12/29/97            Bank of New York                   2,100,000      12/30/97
12/30/97            Chase Manhattan Bank              15,000,000      01/08/98
12/30/97            PNC Bank                          11,100,000      01/09/98

                Each such  unsecured  promissory  note bears  interest at a rate

(after  giving  effect to any fees or  compensating  balance  requirements)  not exceeding  125%  of the  greater  of (A)  the  lending  bank's  prime  rate  for commercial  borrowings  in effect from time to time,  and (B) the Federal  Funds

Rate plus 1/2 of 1 percent, as in effect at the date of borrowing.

         During the period of October 1, 1997 through  December  31,  1997,  the

Companies repaid unsecured promissory notes issued to banks, as follows:


GPU
---

Date             Bank                                      Amount
----             ----                                      ------

10/01/97        Banca Popolare di Milano                $ 7,900,000
10/01/97        Bank of Pennsylvania                     15,000,000
10/01/97        Summit Bank                              12,300,000
10/02/97        Bank of New York                         16,900,000
10/03/97        Summit Bank                               7,700,000
10/06/97        Chase Manhattan Bank                     14,100,000
10/07/97        Bank of New York                         14,100,000
10/07/97        Chase Manhattan Bank                      5,900,000
10/08/97        Summit Bank                              12,300,000
10/09/97        Banca Popolare di Milano                  7,900,000
10/09/97        Union Bank of Switzerland                 9,000,000
10/10/97        Merchants National Bank of Bangor           100,000
10/10/97        Summit Bank                               7,700,000
10/14/97        Credit Agricole                          22,200,000
10/15/97        Bank of New York                          2,000,000
10/15/97        Summit Bank                              12,300,000
10/16/97        Banca Popolare di Milano                  7,900,000
10/16/97        Bank of New York                          2,000,000
10/16/97        Fuji Bank                                 9,000,000
10/17/97        Summit Bank                               7,700,000
10/20/97        Chase Manhattan Bank                     20,000,000
10/21/97        Banca Popolare di Milano                 18,600,000
10/22/97        Summit Bank                              12,300,000
10/23/97        First Union National Bank                19,000,000
10/24/97        Merchants National Bank of Bangor           700,000
10/24/97        Summit Bank                               7,700,000
10/27/97        Bank of New York                          8,400,000
10/27/97        Chase Manhattan Bank                     20,000,000
10/28/97        Banca Popolare di Milano                 18,700,000
10/29/97        Summit Bank                              12,300,000
10/30/97        First Union National Bank                19,000,000

GPU continued-

Date           Bank                                      Amount
----           ----                                      ------

11/03/97       Banca Popolare di Milano                $11,300,000
11/03/97       Chase Manhattan Bank                     10,000,000
11/03/97       Summit Bank                               7,700,000
11/04/97       Banca Popolare di Milano                 18,700,000
11/05/97       Summit Bank                              12,300,000
11/06/97       Fuji Bank                                19,000,000
11/07/97       Bank of New York                         19,000,000
11/10/97       CoreStates Bank                           9,000,000
11/12/97       Banca Popolare di Milano                 18,900,000
11/12/97       First Union National Bank                22,200,000
11/12/97       Merchants National Bank of Bangor           100,000
11/14/97       Fuji Bank                                19,000,000
11/17/97       Banca Popolare di Milano                  9,100,000
11/17/97       Bank of New York                          1,400,000
11/18/97       Chase Manhattan Bank                     20,000,000
11/19/97       Bank of New York                          1,100,000
11/19/97       Summit Bank                              20,000,000
11/21/97       Fuji Bank                                20,000,000
11/24/97       Bank of New York                          1,100,000
11/24/97       Morgan Guaranty Trust                    20,000,000
11/25/97       Chase Manhattan Bank                     19,000,000
11/26/97       Banca Popolare di Milano                  9,100,000
11/26/97       Banca Popolare di Milano                 20,900,000
11/26/97       CoreStates Bank                           5,100,000
11/26/97       Credit Agricole                          10,500,000
11/26/97       First Union National Bank                20,300,000
11/26/97       Summit Bank                              12,000,000
11/28/97       Credit Agricole                           4,600,000
11/28/97       Fuji Bank                                19,000,000
12/01/97       Johnstown Bank & Trust                    8,000,000
12/01/97       Summit Bank                               8,000,000
12/02/97       Credit Agricole                          19,000,000
12/03/97       Bank of New York                         10,000,000
12/04/97       Bank of New York                         10,000,000
12/05/97       Bank of New York                         10,000,000
12/08/97       Johnstown Bank & Trust                    8,000,000
12/08/97       Summit Bank                               8,000,000
12/09/97       Bank of New York                          9,100,000
12/10/97       Banca Popolare di Milano                 21,500,000
12/11/97       Banca Popolare di Milano                 10,000,000
12/11/97       Sumitomo Bank Corp.                      10,000,000
12/12/97       Chase Manhattan Bank                     22,300,000
12/15/97       Fuji Bank                                 8,000,000
12/15/97       Summit Bank                               8,000,000
12/16/97       Banca Popolare di Milano                 11,500,000
12/16/97       Fuji Bank                                 3,000,000
12/16/97       Sumitomo Bank Corp.                       6,200,000
12/17/97       Summit Bank                              12,000,000
12/18/97       Banca Popolare di Milano                 18,500,000
12/18/97       Sumitomo Bank Corp.                       1,600,000
12/19/97       First Union National Bank                22,300,000

GPU continued-

Date           Bank                                 Amount
----           ----                                 ------

12/22/97       Banca Popolare di Milano          $ 9,700,000
12/22/97       Swiss Bank Corp.                    9,200,000
12/23/97       Banca Popolare di Milano           11,500,000
12/23/97       Bank of New York                    3,900,000
12/23/97       Sumitomo Bank Corp.                 8,700,000
12/24/97       Summit Bank                        12,000,000
12/26/97       Credit Agricole                     6,100,000
12/26/97       First Union National Bank          22,300,000
12/29/97       Banca Popolare di Milano           15,000,000
12/29/97       Credit Agricole                     6,000,000
12/29/97       Summit Bank                         8,000,000
12/30/97       Fuji Bank                           9,100,000
12/30/97       Sumitomo Bank Corp.                15,000,000
12/31/97       Sumitomo Bank Corp.                10,000,000


JCP&L
-----

Issue
 Date          Bank                                Amount
 ----          ----                                ------

10/02/97       Bank of New York                  $ 1,700,000
10/03/97       Chase Manhattan Bank                2,100,000
10/03/97       First Union National Bank          10,400,000
10/06/97       Chase Manhattan Bank               20,600,000
10/06/97       Chase Manhattan Bank                7,300,000
10/07/97       Chase Manhattan Bank                7,400,000
10/07/97       Chase Manhattan Bank               20,000,000
10/08/97       First Union National Bank          22,900,000
10/10/97       Banca Popolare di Milano           12,100,000
10/10/97       First Union National Bank          12,300,000
10/14/97       Banca Popolare di Milano           10,000,000
10/14/97       Credit Agricole                     6,400,000
10/14/97       Swiss Bank Corp.                   10,000,000
10/15/97       Mellon Bank                        18,400,000
10/20/97       Citibank                           15,000,000
10/20/97       Morgan Guaranty Trust               8,400,000
10/22/97       Sumitomo Bank Corp.                24,400,000
10/23/97       Morgan Guaranty Trust              11,600,000
10/24/97       Morgan Guaranty Trust              13,600,000
10/28/97       Morgan Guaranty Trust              11,100,000
10/29/97       Morgan Guaranty Trust               9,900,000
10/30/97       Morgan Guaranty Trust               1,200,000
10/30/97       Morgan Guaranty Trust               7,000,000
10/31/97       Morgan Guaranty Trust              11,000,000
11/03/97       Morgan Guaranty Trust               8,800,000
11/04/97       Morgan Guaranty Trust               7,200,000
11/05/97       Morgan Guaranty Trust               1,700,000
11/05/97       Morgan Guaranty Trust               5,900,000
11/06/97       Morgan Guaranty Trust               5,200,000
11/07/97       Morgan Guaranty Trust               4,300,000

JCP&L continued-

Issue
 Date           Bank                               Amount
 ----           ----                               ------

11/10/97       Morgan Guaranty Trust             $30,400,000
11/12/97       Morgan Guaranty Trust              13,000,000
11/13/97       Bank of New York                   15,800,000
11/17/97       Mellon Bank                        15,000,000
11/18/97       Bank of New York                    4,600,000
11/18/97       CoreStates Bank                     5,900,000
11/24/97       Sumitomo Bank Corp.                 9,200,000
11/24/97       Summit Bank                         8,000,000
11/25/97       Bank of New York                    4,600,000
11/25/97       Chase Manhattan Bank                7,800,000
11/26/97       Bank of New York                    1,900,000
11/28/97       Mellon Bank                        14,400,000
12/02/97       Citibank                           14,000,000
12/04/97       Bank of New York                    7,300,000
12/05/97       Chase Manhattan Bank               12,600,000
12/08/97       First Union National Bank           1,900,000
12/08/97       Mellon Bank                         6,800,000
12/10/97       First Union National Bank          26,000,000
12/11/97       Bank of New York                   11,500,000
12/11/97       Citibank                           11,500,000
12/12/97       Mellon Bank                         7,700,000
12/12/97       Swiss Bank Corp.                    6,000,000
12/15/97       Bank of New York                   10,000,000
12/15/97       Mellon Bank                        10,000,000
12/16/97       Chase Manhattan Bank               11,000,000
12/16/97       Sumitomo Bank Corp.                 8,800,000
12/17/97       Chase Manhattan Bank               20,000,000
12/18/97       Citibank                            7,000,000
12/18/97       Mellon Bank                         4,900,000
12/18/97       Sumitomo Bank Corp.                 8,400,000
12/22/97       Citibank                           14,200,000
12/22/97       Fuji Bank                          17,000,000
12/23/97       Bank of New York                    9,300,000
12/23/97       Chase Manhattan Bank               12,000,000
12/23/97       Sumitomo Bank Corp.                 6,300,000
12/24/97       Chase Manhattan Bank               19,900,000
12/24/97       Chase Manhattan Bank                1,000,000
12/24/97       Mellon Bank                        10,000,000
12/26/97       First Union National Bank          20,800,000
12/29/97       Bank of New York                   18,800,000
12/29/97       Fuji Bank                           6,800,000
12/29/97       Mellon Bank                        10,000,000
12/30/97       Bank of New York                    1,700,000
12/30/97       Chase Manhattan Bank                4,700,000
12/30/97       Chase Manhattan Bank                8,800,000
12/30/97       Credit Agricole                     3,500,000
12/31/97       Chase Manhattan Bank               10,000,000

Met-Ed
------

Issue
 Date           Bank                                       Amount
 ----           ----                                       ------

10/01/97        Bank of New York                     $    10,300,000
10/01/97        Merchants National Bank of Bangor            600,000
10/03/97        Chase Manhattan Bank                      13,000,000
10/06/97        Bank of New York                          10,000,000
10/08/97        Chase Manhattan Bank                      10,800,000
10/23/97        Banca Popolare di Milano                  10,200,000
10/29/97        Citibank                                   6,800,000
11/06/97        Bank of New York                          10,700,000
11/07/97        Bank of New York                           8,700,000
11/12/97        Morgan Guaranty Trust                      7,900,000
11/18/97        Bank of New York                           8,100,000
11/24/97        Bank of New York                           3,600,000
11/25/97        Chase Manhattan Bank                       7,600,000
11/25/97        Citibank                                  11,800,000
12/04/97        Bank of New York                           5,600,000
12/08/97        First Union National Bank                    500,000
12/09/97        Mellon Bank                                5,500,000
12/10/97        Banca Popolare di Milano                   6,000,000
12/18/97        Citibank                                   8,000,000
12/22/97        Bank of New York                           6,200,000
12/24/97        Chase Manhattan Bank                      17,300,000
12/26/97        Credit Agricole                           11,800,000
12/29/97        Credit Agricole                            5,200,000
12/31/97        Chase Manhattan Bank                       3,600,000



Penelec
-------

Issue
 Date              Bank                                      Amount
 ----              ----                                      ------

10/03/97         Chase Manhattan Bank                $    11,000,000
10/06/97         Bank of New York                          9,100,000
10/09/97         CoreStates Bank                          10,000,000
10/10/97         First Union National Bank                 7,300,000
10/10/97         Morgan Guaranty Trust                     5,000,000
10/20/97         Morgan Guaranty Trust                    18,600,000
10/22/97         Morgan Guaranty Trust                    11,400,000
10/29/97         Sumitomo Bank Corp.                      10,300,000
11/05/97         Merchants National Bank of Bangor           100,000
11/06/97         Bank of New York                         13,600,000
11/07/97         Banca Popolare di Milano                 10,700,000
11/10/97         Chase Manhattan Bank                      1,100,000
11/10/97         Citibank                                 15,000,000
11/12/97         Morgan Guaranty Trust                    10,000,000
11/18/97         Banca Popolare di Milano                  9,000,000
11/24/97         Sumitomo Bank Corp.                      15,800,000
11/25/97         Chase Manhattan Bank                      6,400,000

Penelec continued-

Issue
 Date              Bank                                      Amount
 ----              ----                                      ------

12/05/97          Bank of New York                        $12,900,000
12/09/97          First Union National Bank                14,500,000
12/22/97          Banca Popolare di Milano                  8,800,000
12/24/97          Chase Manhattan Bank                      5,100,000
12/24/97          First Union National Bank                 9,200,000
12/26/97          Credit Agricole                          10,000,000
12/29/97          Credit Agricole                           4,200,000
12/30/97          Bank of New York                          2,100,000




               To summarize the above transactions, at December 31, 1997 the GPU Companies had outstanding unsecured promissory notes pursuant to informal bank lines of credit as follows:



                  GPU                           $ 91,600,000
                  JCP&L                           95,800,000
                  Met-Ed                          48,800,000
                  Penelec                         60,800,000

                                    SIGNATURE
                                    ---------

                PURSUANT  TO THE  REQUIREMENTS  OF THE  PUBLIC  UTILITY  HOLDING

COMPANY ACT OF 1935, THE  UNDERSIGNED  COMPANIES HAVE DULY CAUSED THIS STATEMENT

TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.


                                    GPU, INC.
                                    JERSEY CENTRAL POWER & LIGHT COMPANY
                                    METROPOLITAN EDISON COMPANY
                                    PENNSYLVANIA ELECTRIC COMPANY




                                     By: /s/ T. G. Howson
                                         T. G. Howson
                                         Vice President and Treasurer


Date: January 9, 1998